Exhibit 10.1
EMPLOYMENT AGREEMENT

PENNSYLVANIA COMMERCE BANCORP, INC. AND

COMMERCE BANK/HARRISBURG

GARY L. NALBANDIAN

EFFECTIVE DATE FEBRUARY 23, 2009

TABLE OF CONTENTS

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is dated effective as of February 23, 2009, by and between PENNSYLVANIA COMMERCE BANCORP, INC., a Pennsylvania corporation (“Commerce”), and COMMERCE BANK/HARRISBURG, a Pennsylvania bank and a wholly-owned subsidiary of Commerce (“COBH”), and Gary L. Nalbandian (“Executive”).

BACKGROUND

A. Executive is employed as the Chairman, President and Chief Executive Officer of Commerce and COBH.

B. The Boards of Directors of Commerce and COBH (separately or collectively, the "Board") have determined that the services of Executive in these capacities are valuable to Commerce and COBH.

C. Accordingly, the Board wishes to have Executive’s services available to Commerce and COBH for at least three (3) years and to provide supplemental benefits to Executive should his employment with Commerce and/or COBH terminate under certain circumstances or should he die or become disabled before the termination of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained here, and intending to be legally bound, the parties agree as follows:

1. Employment and Term of Employment.

1.1 Three-Year Term.  Commerce offers Executive employment, and Executive accepts such employment, subject to all the terms and conditions of this Agreement, for a term of three (3) years beginning on the date stated above.

1.2 Conditions to Term.  This three-year term is subject to:

(a) Automatic Renewal and Extension.  On each Anniversary Date of this Agreement, this Agreement and Executive’s employment shall automatically be renewed and extended (upon the same terms and conditions) for a new three (3) year term unless written notice by either party is given pursuant to Section 1.2 (b) below.

(b) Termination on Anniversary Date.  Either Commerce or Executive may terminate this Agreement on any Anniversary Date by giving to the other party written notice of termination no later than ninety (90) days before any such Anniversary Date.  If such notice is given to either party, the Term will have two (2) years remaining from the applicable Anniversary Date, subject to the terms and conditions of this Agreement.

(c) Termination for Other Reasons. This Agreement may be terminated on Death, “For Cause,” “Without Cause,” or for “Good Reason” as described in Sections 5, 6, 7 and 8 below.

1.3 “Term” Definition.  "Term" means the original three (3) year employment period, as well as any renewed or extended periods as provided for in this Agreement.

1.4 “Anniversary Date “ Definition.  “Anniversary Date” means March 1, 2010, as well as each annual March 1st thereafter if this Agreement is automatically renewed or extended.

2. Services and Duties.

2.1 Offices.  During the Term, Executive shall be employed as Chairman, President and Chief Executive Officer of Commerce and COBH.

2.2 Duties.  As the Chairman, President and Chief Executive Officer of Commerce and COBH, Executive shall have primary responsibility for all operations of Commerce and its subsidiaries and shall have such powers and duties as may from time to time be prescribed by the Boards of Directors of Commerce and COBH.

(a) Full Time and Best Efforts.  Executive accepts such duties and agrees to his continued employment and to devote his full time and efforts to the business and affairs of Commerce, COBH and their subsidiaries, if any, and to use his best efforts to promote the interests of Commerce, COBH and their subsidiaries.

(b) Outside Activities. Executive also has participated in and shall have discretion to participate in outside activities.  Such outside activities are expressly permitted, and shall be in addition to and notwithstanding Executive’s obligation of full time and best efforts as described in Section 2.2(a)

3. Compensation.

3.1 Compensation Definition. “Compensation” means the sum of the highest annual rate of base salary (described in Section 3.2) and highest cash bonus (described in Section 3.3) paid to Executive during the most recent twenty-four (24) months of the Term.

3.2 Base Salary.  For all positions held by him during the Term and for all services to be rendered by him under this Agreement, Commerce shall pay Executive “base salary” at the initial rate of $495,000 per year, with an increase in base salary to $595,000 per year upon the closing (the “Closing”) of the merger transaction with Republic First Bancorp, Inc.

(a) Payment.  Base salary is payable at regular intervals in accordance with Commerce's normal payroll practices now or subsequently in effect.

(b) Adjustment.  Executive’s base salary shall be subject to an annual review and subject to such upward adjustments as may be deemed appropriate by the Board or a Board-designated Committee.  The Board or Board-designated Committee may approve an increase in salary for Executive, but shall have no obligation to do so. Base salary may not be decreased without Executive’s written consent.

3.3 Plans and Programs.  During the Term, Executive shall be entitled to participate in any cash or other bonus programs, incentive compensation plans, stock option plans or similar benefit or compensation programs now or later in effect that are generally made available to executive officers of Commerce.  In addition to any incentive compensation that Executive may be entitled to pursuant to this Section, upon the Closing and subject to the provisions of the 2006 Employee Stock Option Plan, Executive shall be awarded options to acquire 100,000 shares of Commerce common stock.

 (a) Annual Bonus.   Any annual bonus (or prorated portion of an annual bonus) earned and payable to Executive hereunder shall be paid on or after January 1 but not later than March 15 of the calendar year following the calendar year for which the annual bonus (or prorated portion of an annual bonus) is earned.  It is understood by the parties that a bonus payment is not guaranteed.

  (b) Pro-Ration.  For any period less than a full year during the Term, Executive shall receive an amount equal to the pro-rated portion of any payment pursuant to such plan or program.

3.4 Year. A “year” shall be deemed to commence on signing of this agreement and on January 1 of each subsequent calendar year.

3.5 Compensation Pro-Ration. Compensation for a portion of a year shall be pro-rated.

4. Fringe and Other Benefits. During the Term, Executive shall also be entitled to:

4.1 Generally Available Benefits. Participate in all fringe benefits as then in effect that are generally available to Commerce’s executive officers including, without limitation, medical and hospitalization coverage, long-term care insurance, life insurance coverage and disability coverage.  In addition, Commerce shall provide medical insurance coverage for Executive and his dependents, if any, for the life of Executive.  If such coverage is not possible under the Commerce medical plan, Commerce shall reimburse Executive for the cost of such coverage.  It is provided, however, that this extended medical insurance coverage will be provided subject to the following conditions:  (i) the amount of medical insurance provided by Commerce or the reimbursement to Executive for medical insurance during any calendar year may not affect the coverage provided or the amount eligible for reimbursement in any other calendar year; (ii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iii) the medical insurance coverage or the right to reimbursement for medical insurance is not subject to liquidation and cannot be exchanged for cash or any other benefit.

4.2 Other Benefits. Such other fringe benefits as the Board, or a Board-designated Committee, shall deem appropriate; provided that such benefits are consistent with those that Executive currently enjoys including, without limitation, use of an automobile, paid holidays, six (6) weeks’ vacation each calendar year and club memberships.  Regardless of the reason for termination of Executive’s employment, Executive will be provided use of the automobile that he has at the time of his termination until the latest to occur of the end of the lease term on such automobile or the end of the Term of this Agreement.  It is provided, however, that Executive’s right to use of the automobile is not subject to liquidation and cannot be exchanged for cash or any other benefit.

4.3 Expenses. Reimbursement by Commerce for all expenses incurred by Executive which Commerce determines to be reasonable and necessary (in accord with its normal reimbursement practices now or later in effect) for Executive to carry out his duties under this Agreement.

4.4 Indemnity. Indemnification by Commerce to the fullest extent permitted by governing law and in accordance with Commerce’s bylaws and policies, against all claims concerning Executive’s status as an officer, director, employee, or agent of Commerce.

5. Disability and Death Compensation

5.1 Permanent Disability.  Executive shall be deemed to have become permanently disabled if he is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.  In the event Executive becomes permanently disabled during the Term of this Agreement, he shall be compensated for the balance of the Term as provided in Section 5.3.

5.2 Disability Leave. Executive shall qualify for disability leave under this Agreement if he becomes unable to perform the duties and services of the character contemplated by this Agreement because of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months. If Executive qualifies for disability leave while employed during the Term, this Agreement will not terminate at such time but Executive shall be placed on disability leave until the first to occur of: (i) Executive’s qualification for permanent disability as provided in Section 5.1; (ii) the expiration of this Agreement; or (iii) Executive’s recovery from disability.  It is provided, however, that disability leave shall in no event be longer than twenty-nine (29) months.

5.3 Disability Compensation.  Commerce shall compensate Executive during the time he is on disability leave at a rate equal to 70% of his Compensation at the time he is placed on disability leave.  If Executive becomes permanently disabled during the time he is on disability leave and the Term of this Agreement has not expired, Commerce shall continue the payments described in this Section for the balance of the Term.

  (a) Monthly Payments.  Commerce agrees that it will make the payments due under this Section 5.3 on the first day of each month, commencing with the first day of the month following the month in which Executive is placed on disability leave, in an amount equal to 1/12 of 70% of his Compensation at the time he is placed on disability leave.

Insurance Reductions.  Such payments shall be reduced each month by the amount of any disability payments made to Executive under any Commerce-sponsored disability insurance plan.  The amount of the reduction under the preceding sentence shall be computed as if Executive had elected to receive monthly payments of disability benefits (regardless of the actual payment frequency).

  (b) Disability Benefits.  If Executive is placed on disability leave or becomes permanently disabled as provided in this Section 5, then he shall nonetheless continue, after becoming so disabled and until the end of the Term, to be entitled to receive at Commerce's expense such group hospitalization coverage, life insurance coverage and disability coverage as is generally made available from time to time to executive officers of Commerce, if and to the extent permitted by the respective insurers of such coverage. Until such time as Executive is placed on disability leave, he shall continue to receive his full compensation and fringe benefits due him under Sections 3 and 4 above.

5.4 Payment upon Executive’s Death.  If Executive dies during the Term while employed hereunder, then:

(a) Termination of Employment and Regular Compensation.  Executive’s employment and his rights to compensation hereunder shall automatically terminate at the close of the calendar week in which death occurs; and

(b) Death Benefit.   Commerce shall pay the person designated by Executive in a notice filed with Commerce or to the personal representative of Executive’s estate (if no person is designated by Executive) an amount equal to the product of three (3) times Executive’s Compensation at the time of his death in addition to any amount of compensation then accrued and owed to Executive upon his death.

(c) Life Insurance.  The “death benefit” provided pursuant to Section 5.4(b) shall be in addition to any amount payable under any group life insurance program maintained by Commerce or COBH.

6. Termination by Commerce For Cause.

6.1 “For Cause” Termination. Commerce shall have the right at any time to terminate Executive’s employment “For Cause” only if:

(a) Prior Written Notice. Commerce shall give Executive not less than thirty (30) days prior written notice of its intention to terminate his employment, specifying in detail the reason(s) for such termination and the date of termination; and

(b) Failure to Cure. After receipt of such notice, Executive fails to cure, cease or remedy the reason(s) for such termination before the date of termination stated in such notice.

6.2 “For Cause” Definition. “For Cause” means only the following at any time during the Term:

(a) Conviction or Plea.  If Executive is indicted for, convicted of or enters a plea of guilty or nolo contendere to, a felony, a crime of falsehood or a crime involving fraud, moral turpitude or dishonesty; or

(b) Willful Violation.  If Executive willfully violates any of the terms or provisions of this Agreement, including, without limitation:

(i) the willful failure of Executive to perform his duties hereunder or the instructions of the Board after written notice of such instructions (other than any such failure resulting from Executive’s incapacity due to illness or disability); or

(ii) Executive engages in any conduct materially harmful to Commerce's business, and in either case fails to cease such conduct or correct such conduct, as the case may be, within thirty (30) days subsequent to receiving written notice from the Board advising Executive of same (which conduct shall be specifically set forth in such notice).

6.3 Compensation on Termination “For Cause.”  If Executive’s employment shall terminate For Cause, then Commerce shall pay Executive in accordance with the regular payroll practices of Commerce, his full base salary through the date of termination at the rate currently in effect and pay such other compensation as may have accrued and be due Executive  pursuant to Sections 3 and 4.  Commerce shall have no further obligations to Executive under this Agreement.

7. Termination by Commerce Without Cause

7.1 “Without Cause” Termination. Commerce shall have the right to terminate Executive’s employment “Without Cause” by giving not less than thirty (30) days prior written notice of its intention to terminate Executive’s employment “Without Cause” pursuant to this Section 7.

7.2 “Without Cause” Definition. Termination “Without Cause” means any reason other than by either Termination “For Cause” (Section 6 above), Termination at the Anniversary (Section 1.2(b) above), or termination due to death or disability (Section 5 above).

7.3 Compensation for Termination “Without Cause.” Commerce shall pay Executive the following if Commerce terminates Executive’s employment “Without Cause”:

(a) Compensation through Termination Date.  A pro-rated portion of Executive’s full compensation through the date of termination in accordance with the regular payroll practices of Commerce, and any compensation due him as provided in Section 4 above; and

(b) “Without Cause Severance Payment.”  In lieu of any further Compensation payments to Executive after the date of termination,  a lump sum severance payment equal to three (3) times Executive’s Compensation then in effect.

8. Termination “For Good Reason” by Executive.

8.1 “Good Reason” Termination. Executive shall have the right to terminate his employment “For Good Reason” (as defined in Section 9.2 below) if:

(a) Prior Written Notice. Executive has given notice to Commerce of the existence of the condition(s) described in Section 9.2 within ninety (90) days of the initial existence of the condition(s);

(b) Failure to Cure. If within a period of thirty (30) days after receipt of such notice (the “Cure Period”), Commerce fails to cure, cease or remedy the reason(s) for such termination; and

(c) Separation from Service.  Executive’s separation from service occurs within a period of ninety (90) days following the expiration of the Cure Period.

8.2 Compensation for “Good Reason” Termination. Commerce shall pay Executive the following if Executive terminates his employment “For Good Reason” (as defined in Section 9.2):

 (a) Compensation through Termination Date.  A pro-rated portion of Executive’s full compensation through the date of termination in accordance with the regular payroll practices of Commerce, and any compensation due him as provided in Section 4 above; and

(b) “Good Reason Severance Payment.”  In lieu of any further Compensation payments to Executive after the date of termination,  a lump sum severance payment equal to three (3) times Executive’s Compensation then in effect.

9. “Change in Control” and “Good Reason.”

9.1 Change in Control Definition. “Change in Control” or “Change of Control” means a change in control of Commerce  of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provisions under the Exchange Act, whether or not Commerce  is subject to such reporting requirement; provided that, without limitation, such a change in control shall have been deemed to occur conclusively when any of the following events shall have occurred without Executive’s prior written consent:

(a) Board Change. Within any period of two (2) consecutive years during the Term, there is a change in at least a majority of the members of the Board or the addition of five or more new members to the Board, unless such change or addition occurs with the affirmative vote in writing of Executive in his capacity as a director or a shareholder; or

(b) Beneficial Ownership Change. A Person or group acting in concert as described in Section 13(d)(2) of the Exchange Act holds or acquires beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act of a number of common shares of Commerce which constitutes either:

(i)        more than fifty (50%) percent of the shares which voted in the election of directors of Commerce at the shareholders’ meeting immediately preceding such determination; or

(ii)  more than thirty (30%) percent of Commerce’s outstanding common shares. For this Section 9.1(b)(ii), unexercised warrants or options or unconverted nonvoting securities shall count as constituting beneficial ownership of Commerce’s common shares into which the warrants or options are exercisable or the nonvoting convertible securities are convertible, notwithstanding anything to the contrary contained in Rule 13d-3 of the Exchange Act.

 9.2 Good Reason Definition. “Good Reason” means:

(a) Both a Change in Control and Other Reductions. Both a “change in control” of Commerce (as defined in Section 9.1 above); and if any of the following “Other Reductions” occur within three (3) years after such change in control without Executive’s prior written consent:

 (i) Reduction of Authority. The nature and scope of Executive’s authority with Commerce or a surviving or acquiring Person are materially reduced to a level below that which he enjoys when the change in control occurs;

(ii) Materially Inconsistent Duties. The duties and responsibilities assigned to Executive are materially inconsistent with those which he enjoys when the change in control occurs, resulting in a diminution of Executive’s authority, duties or responsibilities;

(iii) Materially Reduced Benefits. The fringe benefits which Commerce provides Executive are materially reduced to a level below that which he enjoys when the change in control occurs;

(iv) Reduction of Position or Title. Executive’s position or title with Commerce or the surviving or acquiring Person is reduced from his current position or title with Commerce when the change in control occurs, resulting in a diminution of Executive’s authority, duties or responsibilities; or

(v) Transfer or Offices and Relocation. Any relocation or transfer of Commerce’s principal executive offices to a location more than fifty (50) miles from Executive’s principal residence on the date when the change in control occurs; or, if Executive is required, without his prior written consent, to relocate more than fifty (50) miles from his principal residence when the change in control occurs.

(b) Material Breaches. Commerce materially breaches this Agreement; or

 (c) Non-Assumption. There is a failure or refusal of any successor to Commerce to assume all duties and obligations of Commerce under this Agreement.

10. Additional Payments/Excise Taxes.

10.1 Gross-Up Payment. Notwithstanding anything in this Agreement to the contrary or any termination of this Agreement, Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) if:

(a) Tax is Determined Due. It shall be determined that any payment or distribution or benefit made or provided by Commerce or its affiliates to or for the benefit of Executive, whether pursuant to this Agreement or some other plan or otherwise, and determined without regard to any additional payments required under this Section 10 (a “Payment”), would be an excess Parachute Payment that is not deductible by Commerce for federal income tax purposes and subject to an excise tax; or

(b) Interest or Penalties are Incurred. Any interest or penalties are incurred by Executive concerning such excise tax.

(i) Excise Tax Definition.  “Excise Tax” means both: any excise tax imposed on any compensation payments or rights due to Executive because of Section 280G and Section 4999 of the Internal Revenue Code of 1986 as amended (the “Code”) or any successor Code provision, or any state or local law; and interest or penalties incurred concerning such excise tax.

(ii) Gross-Up Payment Definition. “Gross-Up Payment” means any amount of additional payments to Executive that are needed so that Executive incurs no out-of-pocket expense for Excise Taxes, and to place Executive in the same position after all federal and state taxes - including all income tax, Excise Tax, employment or other tax or any penalties and interest - that Executive would have been in if: (a) Executive did not have to pay the Excise Tax; (b) the Excise Tax did not apply for reasons other than Sections 280G and 4999 of the Code; and (c) Executive did not have to pay any interest or penalty charge for the imposition of any portion of the Excise Tax.

10.2 Gross-Up Payment Determination. All determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the calculations under Section 280G and 4999 of the Code, and the assumptions to be used in arriving at such determination, shall be made by Commerce’s independent auditor or another nationally recognized accounting firm chosen by the auditor with the consent of Commerce and Executive (the “Accounting Firm”).

(a) Cooperation. Commerce and Executive shall cooperate with Accounting Firm and provide information needed for the determination.

 (b) Calculations. Accounting Firm shall provide detailed supporting calculations both to Commerce and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment or receipt of Notice of IRS claim under Section 10.3, or such earlier time as is requested by Commerce.

 (c) Fees and Expenses. Commerce shall pay all fees and expenses of the Accounting Firm for services for this determination.

 (d) Payment Timing. Commerce shall pay any Gross-Up Payment, as determined pursuant to this Section 10, to Executive within five (5) days of the receipt of the Accounting Firm’s determination, but in no event later than the date specified in Treasury Regulation Section 1.409A-3(i)(v).

 (e) Binding Effect. Any determination by the Accounting Firm shall be binding upon Commerce and Executive.

 (f) Possible Underpayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, it is possible that Commerce may not make Gross-Up Payments that should be made (“Underpayment”).

 (i) Determination. If Commerce exhausts its remedies pursuant to Section 10.3 and Executive is later required, directly or indirectly, to make a payment of any Excise Tax, then the Accounting Firm shall determine the amount of the Underpayment that has occurred. Such amount shall be sufficient to put Executive in the same position after all federal and state taxes - including all income tax, Excise Taxes, employment, or other taxes, and all penalties and interest on such taxes - as Executive would have been in if there had been no Underpayment and Commerce had made the appropriate Gross-Up Payment in the first instance.

(ii) Payment. Commerce shall promptly pay to Executive or for the benefit of Executive any amounts determined by Accounting Firm to be needed to satisfy any Underpayment.

10.3 Notice of IRS Claim. Executive shall notify Commerce in writing of any claim by the Internal Revenue Service (“IRS”) that, if successful, would require the payment by Commerce of the Gross-Up Payment.

(a) Time and Content of Notice. Such notification shall be given as soon as practicable but not later than ten (10) business days after Executive is informed in writing of such claim and shall apprise Commerce of the nature of such claim and the date on which such claim is requested to be paid.

 (b) Payment Timing. Executive shall not pay such IRS claim until thirty (30) days after the date on which he gives such notice to Commerce (or such shorter period ending on the date that any payment of taxes on such claim is due).

 (c) Contest Notice. If Commerce notifies Executive in writing before the expiration of such thirty (30) day period that it desires to contest such IRS claim, then Executive shall:

(i) Give Commerce any information reasonably requested by Commerce relating to such IRS claim;

 (ii) Take such action in connection with contesting such IRS claim as Commerce shall reasonably request in writing, including, without limitation, accepting legal representation for such IRS claim by an attorney reasonably selected by Commerce;

 (iii) Cooperate with Commerce in good faith in order to effectively contest such IRS claim; and

 (iv) Permit Commerce to participate in any proceedings on such IRS claim.

(d) Other Contest Terms. Without limitation on the foregoing provisions of this Section 10.3:

(i) Commerce shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

(ii) Commerce shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the IRS claim in any permissible manner;

(iii) Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Commerce shall determine;

 (iv) If Commerce directs Executive to pay such IRS claim and sue for a refund, then Commerce shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest penalties) imposed regarding such advance or regarding any imputed income with respect to such advance;

 (v) Any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.

 (vi) Commerce’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable under this Section 10 and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

10.4 Refund. Executive shall, subject to Commerce’s complying with the requirements of Section 10.3, promptly pay to Commerce the amount of any refund actually received, including any interest paid or credited after applicable taxes if, after the receipt by Executive of an amount advanced by Commerce pursuant to Section 10.3, Executive becomes entitled to receive any refund for such IRS claim.

(a)  Denial of Refund. If, after the receipt by Executive of an amount advanced by Commerce pursuant to Section 10.3, a determination is made that Executive shall not be entitled to any refund for such IRS claim and Commerce does not notify Executive in writing of its intent to contest such denial of refund before the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset the amount of Gross-Up Payment required to be paid.

11. Other Rights for Termination “Without Cause” or “For Good Reason”.

11.1 Other Benefits. Executive shall be entitled to the following from Commerce, in addition to the other Compensation stated in either Section 7.3 or 8.2 above, if Executive’s employment is terminated either “Without Cause” or “For Good Reason” as set forth in either Section 7.1 or 8.1 above:

(a) Insurance. Following the date of termination, Executive shall be entitled to participate in all Commerce medical, disability, hospitalization and life insurance benefits for a period of three (3) years:

(i) Exception. If Executive accepts subsequent employment during the three-year period following the date of termination, then continuation of any medical, disability, hospitalization and life insurance benefits will be offset by coverages provided through Executive’s subsequent employer.

(b) Vesting of Incentive Compensation Awards.. Any outstanding incentive compensation awards held by Executive, including deferred compensation and equity awards related to Commerce stock (e.g., options, stock appreciation rights, restricted stock or restricted stock units) shall vest as of the date of termination of Executive’s employment.

11.2 Plans and Program Rights. Nothing in this Agreement shall affect or have any bearing on Executive’s entitlement to other benefits under any plan or program providing benefits by reason of termination of employment.

11.3 Reimbursements and In-Kind Benefits.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that:

(a) Any reimbursement shall be for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement);

(b)  The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(c) The reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred;

(d) The right to in-kind benefits shall not extend beyond the last day of Executive’s second taxable year following his termination of employment; and

(e) The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

 11.4 No Mitigation by Executive. Executive shall not be required, under any circumstance including provision in this Agreement, to mitigate the amount of any compensation or payment provided for in this Agreement by seeking other employment.

12. Source of Payment and Timing.

12.1 Source.  All payments provided under this Agreement shall be paid in cash from the general funds of Commerce.

(a) No special or separate fund shall be required to be established and Executive shall have no right, title or interest whatsoever in or to any investment which Commerce may make to aid Commerce in meeting its obligations hereunder except to the extent that Commerce shall, in its sole and absolute discretion, choose to designate any of its rights it may have under one or more life insurance policies it may obtain to cover any of its obligations under this Agreement.

(b) Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or fiduciary relationship between Commerce and Executive or any other Person.

12.2 Time.  All payments due under Sections 5.2, 6.3, 7.3 or 8.2 above shall be made not later than the thirtieth (30th) day following the date of termination of employment.

12.3 Effect of Section 409A.  If the termination of employment giving rise to the severance benefits described in Sections 7.3, 8.2 or 11.1 is not a "separation from service" within the meaning of Treasury Regulation § 1.409A-1(h)(1), then to the extent necessary to avoid the imposition of any accelerated or additional tax under Section 409A of the Code, such benefits will be deferred without interest until Executive experiences a separation from service.  In addition, if necessary to prevent any accelerated or additional tax under Section 409A of the Code on amounts payable to Executive upon his separation from service, Commerce will postpone such payments (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the first payroll date that occurs after the date that is six months following Executive's "separation of service" with Commerce or RFB.  The accumulated postponed amount will be paid in a lump sum payment within ten days after the end of the six-month period.  If Executive dies during the postponement period and prior to the payment of postponed amount, the amounts postponed on account of Section 409A shall be paid to the personal representative of Executive's estate within 60 days after the date of his death.

13. Interest.  In the event any benefits due to Executive are not paid when due hereunder, Executive shall be entitled (in addition to his other rights and remedies) to interest on the past due amounts at a rate equal to two percentage points above the prime rate charged from time to time by COBH, such interest to commence on the date a benefit was due hereunder.

14. Reimbursement of Enforcement Expenses.  Executive shall be entitled to full reimbursement from Commerce for all costs and expenses (including reasonable attorneys’ fees, costs, and interest as stated in Section 13) incurred by Executive in enforcing his rights under this Agreement if the following exist:

14.1 Failure to Pay. Commerce fails to pay or provide Executive any of the amounts due him under this Agreement; or

 14.2 Failure to Provide. Commerce fails to provide Executive with any of the other benefits due him under this Agreement; and

 14.3 Further Conditions for Reimbursement. Provided that:

 (a)  Commerce does not cure any such failure within thirty (30) days after having received written notice from Executive of such failure; and

(b)  There is an adjudication that Executive’s action in enforcing his rights are not frivolous.

  15. Confidential Information and Non-Competition.

 15.1 Confidentiality.

(a) Company Information Definition. “Company Information” means all data relating to Commerce’s business that is not generally published or available to the public, including writings, equipment, processes, drawings, strategic plans, reports, manuals, inventions, records, financial information, business plans, customer lists, the identity of and other facts concerning prospective customers, inventory lists, arrangements with suppliers and customers, computer programs, or other materials embodying trade secrets, customer product information, or technical or business information of Commerce.

 (b) Non-Disclosure and Non-Use. During the Term or any later time, except with the prior written consent of Commerce’s Board, Executive shall not, directly or indirectly:

(i) Non-Disclosure. Disclose, communicate or divulge Company Information to any Person other than authorized Commerce personnel;

(ii) Non-Use. Use Company Information for the benefit of himself or any other Person, other than authorized Commerce personnel.

15.2 Commerce’s Interests. Executive will not, during the Term, except with the express prior written consent of Commerce’s Board, directly or indirectly, in any capacity (including but not limited to employee, owner, partner, consultant, agent, director, officer, shareholder or in any other capacity) engage in or assist any Person to engage in any act or action which he, acting reasonably, believes or should believe would be harmful or inimical to the interests of Commerce.

15.3 Non-Competition and Time of Restrictions.

 (a) Non-Competition. During his employment pursuant to this Agreement and following termination of Executive’s employment for any reason, Executive will not, except with the express prior written consent of Commerce’s Board, in any capacity (including, but not limited to, owner, partner, shareholder, consultant, agent, employee, officer, director or otherwise), directly or indirectly, for his own account or for the benefit of any Person:

(i) Business and Geographic Restriction. Establish, engage or participate in or otherwise be connected with any business which is in competition with Commerce or any of its subsidiaries, including being engaged in commercial banking, mortgage banking, leasing, or the taking of deposits, and which conducts business in any geographic area in which Commerce and its subsidiaries is then conducting such business.

(ii) Exception. The foregoing shall not prohibit Executive from owning as a shareholder less than 5% of the outstanding voting stock of an issuer engaged in the commercial banking business.

(b) Time of Restrictions. The non-competition restrictions in Section 15.3 shall start on the effective date of this Agreement and end eighteen (18) months following the effective date of termination of Executive’s employment under this Agreement.

15.4 Remedies. Any breach by Executive of any of the terms in this Section 15 will result in irreparable injury to Commerce for which money damages could not adequately compensate Commerce; and, thus, in the event of any such breach, Commerce shall be entitled (in addition to any other rights and remedies which it may have at law or in equity) to have an injunction issued by any competent court enjoining and restraining Executive and/or any other Person involved from continuing such breach.

(a) No Defense or Bar. The existence of any claim or cause of action which Executive may have against Commerce or any other Person (other than a claim for Commerce’s breach of this Agreement for failure to make payments) shall not constitute a defense or bar to the enforcement of the terms in this Section 15.

(b) Payments After Breach. In the event of any alleged breach by Executive of any of the terms in this Section 15, Commerce shall continue any and all of the payments due Executive under this Agreement until such time as a Court shall enter a final and unappealable order finding such a breach.

(i) Exception. The foregoing shall not preclude a Court from ordering Executive to repay such payments made to him for the period after the breach is determined to have occurred or from ordering that payments under this Agreement be permanently terminated in the event of a material and willful breach.

15.5 Enforceability. If any portion of the terms in this Section 15, or their application, is construed to be invalid or unenforceable, then the other portions of such terms or their application shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible.

(a) If any term in this Section 15 is held to be unenforceable because of the area covered, duration, or scope, then Executive and Commerce expressly and intentionally authorize the court making such determination to reduce the area and/or duration and/or limit the scope to an enforceable term, so that the term shall then be enforceable in its reduced form.

15.6 Commerce Definition. For this Section 15, the term “Commerce” means Commerce, any successor of Commerce under Section 16 below, and all present and future direct and indirect subsidiaries and affiliates of Commerce including, but not limited to, COBH.

16. Successions.

16.1 Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon:

(a) The parties hereto and their respective heirs, executors, administrators, successors and assigns; and

(b) Any corporate or other successor of Commerce which will acquire, directly or indirectly, by merger, consolidation, purchase, or otherwise, all or substantially all of the assets of Commerce.

16.2 Death.  Upon the death of Executive, except as Executive may have designated pursuant to Section 5.4 any payments or benefits otherwise due Executive hereunder shall be paid to or be for the benefit of Executive’s legal representatives.

16.3 Combination.  Nothing in the Agreement shall preclude Commerce from consolidating or merging into or with or transferring all or substantially all of its assets to another Person (a “Combination”).

(a) In the event of a Combination, such other Person shall assume this Agreement and all obligations of Commerce in this Agreement.

(b) Upon a Combination, the term "Commerce," as used in this Agreement, shall mean such other Person and this Agreement shall continue in full force and effect.

17. Notices.

17.1 Form of Notice.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid.

17.2 Place of Notice.   Any notice shall be delivered to the following addresses or to such other address as either party may designate by like notice:

If to Commerce, to:

Commerce Bank/Harrisburg
3801 Paxton Street
Harrisburg, PA 17111
Attn: Chairman, Compensation Committee of the Board of Directors

If to Executive:

Gary L. Nalbandian
2624 Outerbridge Crossing
Harrisburg, PA 17112

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

18. General Provisions.

18.1 Entire Agreement.  This Agreement constitutes the entire agreement between the parties concerning its subject matter, and supersedes and replaces all prior agreements between the parties.

18.2 Amendment, Waiver and Termination.

(a)           General.  No amendment, waiver or termination of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced. Any written amendment, waiver or termination hereof executed by Commerce and Executive (or his legal representatives) shall be binding upon them and upon all other Persons, without the necessity of securing the consent of any other Person including, but not limited to, Executive’s spouse, and no Person shall be deemed to be a third party beneficiary under this Agreement except to the extent provided under Section 16 above.

(b)           Compliance with Requirements of Troubled Assets Relief Program (TARP).  Notwithstanding Section 18.2 (a), in the event Commerce is a participant in TARP, during such time as the U.S. Treasury Department (“Treasury”) holds an equity or debt position in Commerce, Executive agrees to modify the terms of this Agreement to comply with any executive compensation requirements of such Program, including (1) an agreement to relinquish to Commerce any bonus or incentive compensation paid that is based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate; and (ii) a reduction, if necessary, in any compensation so as not to receive any “golden parachute” payments (based on the applicable Code provision).  Executive also agrees to waive any claims he may have against Commerce or Treasury as a result of any amendments to this Agreement required by TARP.

18.3 Alternate Payments.  COBH or any other subsidiary of Commerce may make payments to Executive thereunder in lieu of payments to be made by Commerce, and to the extent such payments are so made, Commerce shall be released of its obligations to make such payments.

18.4 Benefits and Insurance.  The benefits provided under this Agreement shall be in addition to and shall not affect the proceeds payable to Executive’s beneficiaries under group life insurance policies which Commerce may be carrying on Executive’s Life.

18.5  Release.  Notwithstanding any other provision of this Agreement, any severance payments or benefits due Executive under Sections 7 and 8 are conditioned on the Executive’s execution and delivery to Commerce of an effective general release and non-disparagement agreement in a form reasonably prescribed by Commerce and in a manner consistent with the requirements of the Older Workers Benefit Protection Act and any applicable state law.

18.6 Definition of Person.  "Person" as used in this Agreement means a natural person, joint venture, corporation, sale proprietorship, trust, estate, partnership, cooperative, association, non-profit organization or any other legal entity.

18.7 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

l8.8 No Waiver.  Except as otherwise expressly stated in this Agreement, no failure on the part of any party to this Agreement to exercise and no delay in exercising any right, power or remedy under this Agreement shall operate as a waiver; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

18.9 Assignment.  Without Commerce's prior written consent and approval, neither this Agreement nor any rights to receive payments hereunder shall be voluntarily or involuntarily:

(a) Assigned, transferred, alienated, encumbered or disposed of, in whole or in part; or

(b) Subject to anticipation, levy, execution, garnishment, attachment by, or interference or control of, any creditor.

18.10 Jurisdiction.  Commerce and Executive irrevocably consent to:

 (a) Commonwealth of Pennsylvania Courts.  The exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania and the United States District Court for the Middle District of Pennsylvania in any and all actions arising hereunder; and

(b) Service of Process.  Service of process as set forth in Section 17 above.

18.11 Headings.  The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions of this Agreement.

18.12 Notice of Dispute and Cure.  If Commerce or Executive has a dispute or claim under this Agreement, then that dispute or claim shall be described with specificity in writing; and, the party receiving such written notice shall have thirty (30) business days to cure the dispute or claim

18.13 Pennsylvania Law.  This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts executed and to be performed solely in the Commonwealth of Pennsylvania.

18.14 Any Required Approval.  This Agreement is contingent upon any required approval of the Federal Deposit Insurance Corporation.

18.15 Intent to Comply with Section 409A.  This Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption from Section 409A, and shall in all respects be administered in accordance with Section 409A. Executive’s termination of employment under this Agreement shall be interpreted in a manner consistent with the separation from service rules under Section 409A.  For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of payments under this Agreement shall be treated as a right to a series of separate payments.  In no event shall Executive, directly or indirectly, designate the calendar year of a payment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Commerce has caused this agreement to be executed by its duly authorized officers and the Executive has hereunto set his hand and seal as of the date first above written.

PENNSYLVANIA COMMERCE BANCORP, INC.

/s/ Cherie L. Kuta	By:	/s/ Alan R. Hassman
Attest		Name: Alan R. Hassman
Title: Director

COMMERCE BANK/HARRISBURG

/s/ Cherie L. Kuta	By:	/s/ Alan R. Hassman
Attest		Name: Alan R. Hassman
Title: Director

EXECUTIVE:

/s/ Cherie L. Kuta	/s/ Gary L. Nalbandian
Witness	Gary L. Nalbandian